Exhibit 4.6 – Aviva Save-As-You-Earn (SAYE) Plan Rules (1997)

LINKLATERS & ALLIANCE

Aviva plc
(formerly CGNU plc)

RULES OF
THE AVIVA SAVINGS RELATED SHARE OPTION SCHEME
(formerly the CGNU Savings Related Share Option Scheme)

(CONFORMED COPY INCORPORATING AMENDMENTS TO 22 AUGUST 2002)

Shareholders’ Approval Revenue Approval IR Ref. Expiry Date	: 15 April 1997 : 1 September 1997 : SRS1936/IGB : 14 April 2007

Amended	: [●]

One Silk Street London EC2Y 8HQ

Telephone: (44-20) 7456 2000 Facsimile: (44-20) 7456 2222

Ref: DACH

RULES OF
THE AVIVA SAVINGS RELATED SHARE OPTION SCHEME

1	Meanings of words used

In these Rules:

“Associated Company” has the meaning given to it by Section 187(2) of the Taxes Act;

“Bonus Date” means the date on which the bonus becomes payable under the terms of the relevant Savings Contract;

“Business Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Company” means Aviva plc;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date on which the Directors resolve to grant an Option;

“Directors” means the board of directors of the Company or a duly authorised committee of it;

“Eligible Employee” means any person:

	(i)	who:

(a)
either is an employee of a Participating Company or is an executive director of a Participating Company who is required to devote to his duties a minimum number of hours (not exceeding 25) a week as the Directors may determine; and

		(b)	is chargeable to tax in respect of his office or employment under Case I of Schedule E of the Taxes Act; and

		(c)	has such qualifying period (if any) of continuous service (not exceeding 5 years prior to the Date of Grant) as the Directors may from time to time determine; or

	(ii)	who is an employee or executive director of a Participating Company and is nominated by the Directors (or is nominated as a member of a category of such employees or executive directors).

However, this does not include anyone who is excluded from participating in the Scheme under paragraph 8 of Schedule 9 to the Taxes Act (material interest provisions);

“London Stock Exchange” means the London Stock Exchange plc;

“Monthly Contribution” means a monthly contribution under a Savings Contract;

“Option” means a right to acquire Shares granted under the Scheme;

“Optionholder” means a person holding an Option or his personal representatives;

“Option Price” means the amount payable for each Share on the exercise of an Option, calculated as described in Rule 5;

“Participating Companies” means:

	(i)	the Company; and

	(ii)	any Subsidiary and any other company which is permitted by the Inland Revenue to participate in the Scheme and which, in both cases, is designated by the Directors as a Participating Company;

“Rules” means these rules as changed from time to time;

“Savings Contract” means a contract under a certified contractual savings scheme, within the meaning of Section 326 of the Taxes Act, which is approved by the Inland Revenue for the purposes of Schedule 9 to that Act;

“Scheme” means this scheme known as the “Aviva Savings Related Share Option Scheme”;

“Shares” means fully paid ordinary shares in the capital of the Company, which comply with the requirements of paragraphs 10 to 14 (inclusive) of Schedule 9 to the Taxes Act;

“Specified Age” means 60;

“Subsidiary” means a company which is;

	(i)	a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985; and

	(ii)	under the Control of the Company;

“Taxable Year” means the 12 month period in respect of which the Optionholder is obliged to pay US Tax or, if it would result in a longer period for the exercise of an Option, the 12 month period in respect of which the Optionholder’s employing company is obliged to pay tax;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“US Taxpayer” means a person who is subject to taxation under the tax rules of the United States of America; and

“US Tax” means taxation under the tax rules of the United States of America.

2	Invitations

2.1	The Directors have discretion to decide whether the Scheme will be operated. When they operate the Scheme they must invite all Eligible Employees to apply for an Option.

2.2	Time when invitations may be made:

	2.2.1	Invitations may only be made within 42 days starting on any of the following:

(i) the day on which the Scheme is formally approved by the Inland Revenue;

(ii) the day after the announcement of the Company’s results to the London Stock Exchange for any period;

(iii) any day on which the Directors resolve that exceptional circumstances exist which justify the making of invitations;

(iv) any day on which changes to the legislation or regulations affecting savings related share option schemes approved by the Inland Revenue under the Taxes Act are announced, effected or made; or

(v) any day on which a new Savings Contract prospectus is announced or takes effect.

2.2.2
It may happen that the Directors cannot make invitations due to restrictions imposed by statute, order, regulation, government directive or any code adopted by the Company based on the London Stock Exchange’s model code for securities transactions by directors of listed companies.  If this occurs, the Directors may make invitations within 42 days after the lifting of such restrictions.

2.3	Form of invitations

An invitation will specify:

	2.3.1	the eligibility criteria;

	2.3.2	the Option Price or how it is to be calculated;

2.3.3
the form of application and the date by which applications must be received.  This date must be between 14 days and 25 days after the date of the invitation unless otherwise agreed in advance with the Inland Revenue;

	2.3.4	the length of the Savings Contract and the start date for savings;

2.3.5
whether it is possible to choose to defer receipt of the bonus at the end of the savings period in order to receive an increased bonus (that is an election for a 7 year Option or an Option for any shorter period specified in the relevant legislation for receipt of the increased bonus);

	2.3.6	the maximum permitted Monthly Contribution. This will be the lesser of:

(i) the maximum specified by the Taxes Act; and

(ii) such sum (being a multiple of £1 and not less than the amount permitted under the relevant Savings Contract) as the Directors decide will apply in respect of that invitation;

	2.3.7	the minimum permitted Monthly Contribution (which must exceed £10); and

	2.3.8	whether only part of the amount of bonus or interest payable under the Savings Contract may be used on the exercise of the Option to acquire Shares.

3	Application

3.1	Form of application

An application for an Option must include an application for a Savings Contract with a savings carrier nominated by the Directors. The application will be in writing in a form specified by the Directors and will require the Eligible Employee to state:

	3.1.1	the Monthly Contribution he wishes to make, subject to Rule 2.3.6;

	3.1.2	that his proposed Monthly Contribution will not exceed the maximum permitted under the Taxes Act when aggregated with any Monthly Contributions he makes under any other Savings Contract; and

3.1.3
if relevant, the length of the Savings Contract and whether he wishes to defer receipt of his bonus at the end of the savings period in order to receive an increased bonus (that is an election for a 7 year Option or an Option for any shorter period specified in the relevant legislation for receipt of the increased bonus).

3.2	Number of Shares

Each Eligible Employee’s application will be for an Option over the largest whole number of Shares which he can acquire at the Option Price with the expected repayment (subject to Rule 2.3.8) under the related Savings Contract.

3.3	Modification of application and proposal

3.3.1
If there are applications for Options over a number of Shares which exceeds any maximum number determined by the Directors, each application and proposal for a Savings Contract will be deemed to have been modified or withdrawn as described in Rule 4.

3.3.2
If an application for a Savings Contract specifies a Monthly Contribution which, when added to any other Monthly Contributions already being made by the Eligible Employee, exceeds the maximum permitted (whether under the Taxes Act, the Savings Contract or any limit specified in the invitation), the Directors are authorised to modify the Monthly Contribution by reducing it to the maximum possible amount.

4	Scaling Down

4.1	Method

If valid applications are received for a total number of Shares in excess of any maximum number determined by the Directors or any limit under Rule 7, the Directors will scale down applications by choosing one or more of the following methods:

4.1.1
reducing the proposed Monthly Contributions in excess of an amount chosen by the Directors, which must not be less than the minimum amount permitted under the Savings Contract (the “Minimum Savings Amount”), by the same proportion to an amount not less than the Minimum Savings Amount; or

	4.1.2	reducing the proposed Monthly Contributions by the same proportion to an amount not less than the Minimum Savings Amount; or

	4.1.3	treating any elections for the increased bonus as elections for the standard bonus; or

	4.1.4	treating interest and bonus as wholly or partly excluded from the expected repayment amount.

The Directors may use other procedures or changes to the procedures described in this Rule 4.1, but they must agree these in advance with the Inland Revenue.

4.2	Insufficient Shares

If, having scaled down as described in Rule 4.1, the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors may, as an alternative to selecting by lot, determine in their absolute discretion not to grant any Options.

5	Option Price

5.1	Setting the Option Price

The Directors will set the Option Price which must be:

	5.1.1	not manifestly less than 80 per cent. of the Market Value of a Share on the day of the invitation; and

	5.1.2	if Shares are to be subscribed, not less than the nominal value of the Share.

If the Option Price is not specified in the invitation, it will be notified to Eligible Employees, in such a way as the Directors consider appropriate, before the date by which applications must be received.

5.2	Market Value

“Market Value” on any particular day means:

5.2.1
where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue; and

5.2.2
where Shares of the same class are so listed and traded on the London Stock Exchange, the average of the middle market quotations of a Share (as derived from the Daily Official List of the London Stock Exchange) on the 3 immediately preceding Business Days or such other value as may be agreed in advance with the Inland Revenue.

6	Grant of Options

6.1	Time of Grant

The Directors will grant an Option to each Eligible Employee who has submitted a valid application, which he has not withdrawn. This will be an Option to acquire, at the Option Price, the number of Shares for which he has applied (or is deemed to have applied). The grant will be made within 30 days (or 42 days if applications are scaled down) of the first day by reference to which the Option Price was calculated.

6.2	Restriction on grant

	6.2.1	Anyone who at the Date of Grant is no long an Eligible Employee cannot be granted an Option. If any Option is granted to him, it will be void.

	6.2.2	Options must not be granted after the tenth anniversary of the approval of the Scheme by the Company in general meeting.

	6.2.3	Any Option which is purported to be granted in excess of the Scheme limits in Rule 7 will take effect as an Option which would not exceed those limits.

6.3	Notification

Each Optionholder will receive notification in the form prescribed by the Directors.

6.4	No payment for grant

Optionholders are not required to pay for the grant of any option.

6.5	Disposal restrictions

Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any right in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person. If an Optionholder tries to transfer, assign or dispose of an Option or any right in respect of it, whether voluntarily or involuntarily, then the relevant Option will immediately lapse.

7	Scheme Limits

7.1	10 per cent. in 10 year limit

The number of Shares which may be allocated under the Scheme on any day will not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Scheme and any other employee share scheme operated by the Company.

7.2	5 per cent. in 5 year limit

The number of Shares which may be allocated under the Scheme on any day will not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 5 years under the Scheme and any other employee share scheme adopted by the Company.

7.3	Exclusions

Where the right to acquire Shares was released or lapsed without being exercised, the Shares concerned will be ignored when calculating the limits in this Rule.

7.4	Meaning of allocate

“Allocate” means, in relation to any share option scheme, placing unissued Shares under option and, in relation to other types of employee share scheme, the issue and allotment of Shares.

8	Variations in share capital

8.1	Adjustment of Options

It may happen that there is a variation in the equity share capital of the Company, including a capitalisation or rights issue or a sub-division, consolidation or reduction of share capital. If this happens, the Directors may adjust the following in any way (including retrospective adjustments);

	8.1.1	the number or nominal amount of Shares comprised in each Option; and

	8.1.2	the Option Price.

The adjustment must not increase the total Option Price payable in relation to any Option if exercised in full to an amount exceeding the expected proceeds of the related Savings Contract at the appropriate Bonus Date. These are the proceeds taken into account under Rule 3.2 to calculate the number of Shares subject to the Option. The Directors must obtain the approval of the Inland Revenue before making any adjustments.

8.2	Nominal value

The Option Price of an Option to acquire existing Shares may be adjusted to a price per Share less than nominal value. The Option Price of an Option to subscribe for Shares may only be adjusted to a price per Share less than nominal value, if the Directors resolve to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Option Price payable in respect of Shares to be issued on exercise and the nominal value of such Shares on the date of allotment.

8.3	Notice

The Directors may notify Optionholders of any adjustment made under this Rule 8.

9	Exercise and lapse - general rules

9.1	Exercise

Except where exercise is permitted as described in Rule 10, an Option can only be exercised:

	9.1.1	during the period of 6 months after the Bonus Date; and

	9.1.2	so long as the Optionholder is a director or employee of a Participating Company.

9.2	Restriction on exercise

An Optionholder cannot exercise his Option if he is (or was at the date of his death) ineligible to participate in the Scheme under paragraph 8 of Schedule 9 to the Taxes Act (material interest provisions).

9.3	Lapse

An Option will lapse on the earliest of:

	9.3.1	the date the Optionholder ceases to be a director or employee of a Participating Company, unless any of the provisions of Rule 10 apply;

9.3.2
the date on which the Optionholder gives notice that he intends to stop paying contributions under his Savings Contract or the date on which he is deemed to give such notice because he has failed to pay a contribution under his Savings Contract on or before the due date on 7 occasions;

	9.3.3	any date specified in Rule 10; and

	9.3.4	6 months after the Bonus Date, unless Rule 10.3 (death) applies.

When this Rule 9.3 applies to an Optionholder who is a US Taxpayer, an Option will lapse on the date specified in this Rule 9.3 or, if earlier, on the expiry of 2.5 calendar months after the end of the Taxable Year in which the Option became exercisable.

9.4	Cessation of employment

9.4.1
A woman who leaves employment due to pregnancy will be regarded as having left employment on the date on which she indicates that she does not intend to return to work.  If there is no such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Rights Act 1996 or any later date specified in her terms of employment.

9.4.2
An Optionholder will be treated as ceasing to be a director or employee of a Participating Company when he ceases to be a director or employee of the Company, or of any company which is under the Control of, or is an Associated Company of, the Company.

10	Exercise and lapse - exceptions to the general rules

10.1	Cessation of employment

	10.1.1	An Optionholder may exercise his Option within 6 months after ceases to be a director or employee of a Participating Company by reason of:

(i)
injury, disability, redundancy (within the meaning of the Employment Rights Act 1996) or retirement on reaching the Specified Age or any other age at which he is bound to retire under the terms of his contract of employment;

		(ii)	his office or employment being in a company of which the Company ceases to have Control; or

		(iii)	his contract of employment relating to a business or part of a business being transferred to a company which is neither an Associated Company nor a company of which the Company has Control.

10.1.2
If an Optionholder ceases to be a director or employee of a Participating Company more than 3 years after the Date of Grant for a reason not covered by Rule 10.1.1, he may exercise his Option within 6 months after ceasing to be a director or employee.

10.1.3
If an Optionholder ceases to be a director or employee or a Participating Company for reasons involving misconduct (the determination of the Directors being conclusive), all his Options will lapse on such cessation.

	10.1.4	To the extent that any Option exercisable under the Rule 10.1 is not exercised within the period specified, it will lapse at the end of the period.

10.2	Employment with an Associated Company

If an Optionholder ceases to be a director or employee of a Participating Company but, at the Bonus Date, he is a director or employee of an Associated Company or a company of which the Company has Control, he may exercise his Options within 6 months after that date.

10.3	Death

If an Optionholder dies, his Option may be exercised by his personal representatives within 1 year of:

	10.3.1	the date of his death, if death occurred before the relevant Bonus Date; or

	10.3.2	the Bonus Date, if death occurred within 6 months after the relevant Bonus Date.

To the extent that any Option exercisable under this Rule 10.3 is not exercised, it will lapse at the end of the specified period.

10.4	Specified Age

Where an Optionholder continues to be a director or employee of a Participating Company after the date on which he reaches the Specified Age, he may exercise his Options within 6 months after reaching the Specified Age.

10.5	Takeovers

10.5.1
It may happen that a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company.  If this happens, Option may be exercised within 6 months after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Options will lapse at the end of the 6 month period, unless the Directors give reasonable notice to the Optionholders before the end of the 6 month period that Options will not lapse.

10.5.2
It may happen that a person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.  If this happens, Options may be exercised at any time when that person remains so bound or entitled and will lapse when that person ceases to be so bound or entitled.  If more than one period is relevant, Options will lapse at the end of the later period, unless the Directors give notice to the Optionholders before the expiry of the relevant period that Options will not lapse.

10.6	Company reconstructions

It may happen that, under Section 425 of the Companies Act 1985, the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies. If this happens, Options may be exercised within 6 months after the date of the court sanction. Any Option not exercised during that period will lapse at the end of the period.

10.7	Winding-up

It may happen that notice is duly given of a resolution for the voluntary winding-up of the Company. If this happens, Options may be exercised during the 6 months after the date of the resolution. However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate) and the Optionholder must apply for this authority and pay his costs in connection with the application. Any Option not exercised during that period will lapse at the end of the period.

10.8	Employment by Participating Companies

For the purposes of Rules 10.3 to 10.7, an Optionholder can only exercise his Option if, at the time the Option exercise is triggered, he was employed by a Participating Company.

10.9	Loss of ownership

Where an Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law or does anything, or omits to do anything, which causes him to be so deprived or becomes bankrupt, all his Options will lapse.

10.10	Priority

If there is any conflict between any of the provisions in Rules 9 and 10, the provision which results in the shortest exercise period and/or earliest lapse of the Option will prevail.

11	Exchange of Options

11.1	Application of Rule

This Rule 11 applies if a company (the “Acquiring Company”):

	11.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)
the whole of the issued ordinary share capital of the Company (other than that already owned by the Acquiring Company or its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

(ii) all the Shares (or those Shares not already owned by the Acquiring Company or its subsidiary or holding company); or

	11.1.2	obtains Control of the Company following a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

	11.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.

11.2	Exchange

If this Rule 11 applies, an Optionholder may, during the period referred to in Rule 11.3, agree with the Acquiring Company to release his Option in return for a new option. The new option must be equivalent to the released Option under paragraph 15(3) of Schedule 9 to the Taxes Act. It will be over shares in the Acquiring Company or some other company falling within paragraphs 10(b) or 10(c) of Schedule 9 to the Taxes Act.

11.3	Period for substitution

The period referred to in Rule 11.2 is:

	11.3.1	in a case falling within Rule 11.1.1, 6 months starting with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied;

	11.3.2	in a case falling within Rule 11.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

	11.3.3	in a case falling within Rule 11.1.3, the period during which the Acquiring Company remains so bound or entitled.

11.4	Consequences of exchange

Where an Optionholder is granted a new option for release of his old Option as described in this Rule 11 then:

	11.4.1	the new option will be treated as having been acquired at the same time as the old Option and will be exercisable in the same manner and at the same time as the old Option;

	11.4.2	the new option will be subject to the provisions of the Scheme as it had effect in relation to the old Option immediately before release except:

(i) Rule 14.2 will not apply; and

(ii) as otherwise agreed with the Inland Revenue; and

11.4.3
with effect from the release of the old Option and grant of the new option, Rules 1, 5 and 8 to 13 (inclusive) will be construed, in relation to the new option, as if references to the Company and Shares were references to the Acquiring Company and shares over which the new option is granted.

12	Exercise of Options

12.1	Limit on exercise

An Optionholder may exercise his Option using funds equal to or less than the amount repaid under his Savings Contract, including any bonus or interest. An Optionholder can only use Monthly Contributions made before the date of exercise of the Option and any bonus or interest on them.

12.2	Manner of exercise

Options must be exercised by notice in writing delivered to the Secretary of the Company or other duly appointed agent. The notice of exercise of an Option must be completed, signed by the Optionholder or by his appointed agent and accompanied by:

	12.2.1	any relevant Option certificate or statement; and

	12.2.2	correct payment in full in cleared funds and evidence of termination of the Savings Contract; or

	12.2.3	authority to terminate the Savings Contract and use a specified amount to acquire the number of Shares over which the Option is being exercised.

The date of receipt by the Secretary of the Company or other duly appointed agent of these documents and payment will be the “Option Exercise Date”.

12.3	Issue or transfer

Subject to Rule 12.6 (consents):

	12.3.1	Shares to be issued following the exercise of an Option will be issued within 30 days of the Option Exercise Date; and

	12.3.2	the Directors will procure the transfer of Shares to be transferred following the exercise of an Option within 30 days of the Option Exercise Date.

12.4	Rights

12.4.1
Shares issued on exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment.  They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

12.4.2
Where Shares are to be transferred on the exercise of an Option, an Optionholder will be entitled to all rights attaching to the Shares by reference to a record date after the transfer date.  They will not be entitled to rights before that date.

12.5	Part exercise

An Option may be exercised in respect of all the Shares under the Option or only some of the Shares.

12.6	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the need for any such consent.

12.7	Articles of Association

Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force.

12.8	Listing

If and so long as the Shares are listed on the Official List of the London Stock Exchange, the Company will apply for listing of any Shares issued under the Scheme.

13	General

13.1	Notices

Any notice or other document which has to be given to an Optionholder under or in connection with the Scheme may be delivered or sent by post to him at his home address according to the records of his employing company or such other address which the Company considers appropriate. Any notice or other document which has to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place as the Directors may from time to time decide and notify to Optionholders). Notices sent by post will be deemed to have been given on the second day after the date of posting.

13.2	Availability of Shares

The Company will keep available for issue and allotment sufficient unissued Shares for all Options under which Shares may be subscribed and will procure that sufficient Shares are available for transfer for all Options under which Shares may be transferred.

13.3	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Scheme will be final and conclusive.

13.4	Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Scheme but these must be consistent with the Rules.

13.5	Terms of employment

Nothing in this Scheme will in any way be construed as imposing on any Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participation in the Scheme.

Any person who ceases to be an employee of any Participating Company or any Associated Company or any company which is under the Control of the Company because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Scheme or the provisions of the Taxes Act.  If necessary that person’s terms of employment will be varied accordingly.

13.6	Option certificates lost or damaged

If any Option certificate or statement is worn out, defaced or lost, the Directors may replace it on such conditions as they wish to set. If an Option is exercised in part, and the balance remains exercisable, the Directors may provide the Optionholder with a balance certificate or statement.

13.7	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

13.8	Withholding

The Company, any employing company or the trustee of any employee benefit trust may withhold any amount and make any such arrangements, including the sale of any Shares on behalf of an Optionholder, as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to the Optionholder pursuant to the Scheme.

14	Changing the Scheme and termination

14.1	Directors’ powers

Except as described in the rest of this Rule 14, the Directors may at any time change the Scheme in any way.

14.2	Shareholders’ approval

14.2.1
Except as described in Rule 14.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Optionholders which relates to the following:

(i) the persons to whom or for whom Shares may be provided under the Scheme;

		(ii)	the limitations on the number of Shares which may be issued under the Scheme;

		(iii)	the maximum Monthly Contribution which may be made under the Scheme;

		(iv)	the determination of the Option Price;

		(v)	any rights attaching to Options and Shares;

		(vi)	the rights of Optionholders in the event of a capitalisation or rights issue or a sub-division, consolidation or reduction of share capital or any other variation of capital of the Company; or

		(vii)	the terms of this Rule 14.2.1.

	14.2.2	The Directors need not obtain the approval of the Company in general meeting for any minor changes:

		(i)	to benefit the administration of the Scheme;

		(ii)	which are necessary or desirable in order to maintain Inland Revenue approval of the Scheme under Schedule 9 to the Taxes Act or any other enactment;

		(iii)	to comply with or take account of the provisions of any proposed or existing legislation;

		(iv)	to take account of any changes to the legislation; or

		(v)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

14.3	Revenue approval

If the approved status of the Scheme is to be maintained, no change to the Scheme made after it has been approved under Parts I, II and III of Schedule 9 to the Taxes Act will have effect unless the change is approved by the Inland Revenue.

14.4	Overseas employees

Irrespective of any other provision of the Scheme (but subject always to Rule 14.3), the Directors may change the Scheme and the terms of Options as they consider necessary or desirable to take account of, or to mitigate or to comply with, relevant overseas taxation, securities or exchange control laws but the terms of such Options must not be more favourable overall than the terms of Options granted to other Eligible Employees.

14.5	Notice

As soon as reasonably practicable after making any change, the Directors will give notice of the change, as appropriate.

14.6	Termination of the Scheme

The Directors may terminate the Scheme at any time. If this is not done, the Scheme will terminate on 14 April 2007, but Options granted before such termination will continue to be valid and exercisable as described in this Rules.

15	Governing Law

English law governs the Scheme and all Options and their construction.

Unapproved Schedule

Demergers

Options may also be adjusted as described in Rule 8.1 if the Company makes an exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie if at the time of making the adjustment:

(i)	the Scheme is not approved by the Inland Revenue; or

(ii)	the relevant legislation permits such an adjustment.